Exhibit 99.1

FOR IMMEDIATE RELEASE
Date: April 22, 2014
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports Net Income For the Nine and Three Months Ended March 31, 2014 and is Recognized by Investment Banking Firm KBW for Exceptional 10 Year Track Record

Catskill, N.Y. -- (BUSINESS WIRE) – April 22, 2014 -- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the nine and three months ended March 31, 2014, which is the third quarter of the Company’s fiscal year ending June 30, 2014.  Net income for the nine and three months ended March 31, 2014 was $5.0 million, or $1.18 per basic and $1.17 per diluted share, and $1.5 million, or $0.36 per basic and $0.35 per diluted share, respectively, as compared to $5.0 million, or $1.19 per basic and $1.18 per diluted share, and $1.5 million, or $0.37 per basic and $0.36 per diluted share, for the nine and three months ended March 31, 2013, respectively.  Net income increased $5,000, or 0.1% when comparing the nine months ended March 31, 2014 and 2013, and decreased $41,000, or 2.7% when comparing the three months ended March 31, 2014 and 2013.

Donald Gibson, President & CEO stated, “I am pleased to report another quarter of solid earnings and asset growth. During the quarter ended March 31, 2014, we have been able to strategically acquire new customer relationships resulting from their displacement or dissatisfaction with several large national banks in our market due to the consolidation or sale of branch offices.  These new customer relationships have provided us with core deposit and loan growth which, we believe is our best option to build long-term value for both our community and shareholders.”

In addition, we are proud to announce that investment banking firm Keefe, Bruyette & Woods, Inc. (“KBW”) has recognized Greene County Bancorp, Inc. for its exceptional 10 year track record. This year only 31 U.S. banking institutions out of nearly 400 total companies screened made the 2013 KBW Honor Roll. Honor roll winners are publicly traded banking institutions with more than $500 million in assets that met the following conditions (excluding extraordinary items):

1)	No annual loss in net income per share reported over the past 10 years;
2)	2013 annual net income per share equal to or greater than the peak net income per share reported over the past 10 years; and
3)	Consecutive increases in net income per share since 2009.

Selected highlights for the nine and three months ended March 31, 2014 are as follows:
•	Net interest income decreased $95,000 to $16.0 million for the nine months ended March 31, 2014 from $16.1 million for the nine months ended March 31, 2013 and totaled $5.4 million and $5.3 million for the three months ended March 31, 2014 and 2013, respectively. The change in net interest income resulted from the narrowing of the net interest spread and margin when comparing the nine and three months ended March 31, 2014 and 2013.
•	Net interest spread decreased 21 basis points to 3.31% as compared to 3.52% when comparing the nine months ended March 31, 2014 and 2013, respectively. Net interest margin decreased 23 basis points to 3.38% for the nine months ended March 31, 2014 as compared to 3.61% for the nine months ended March 31, 2013. Net interest spread decreased 15 basis points to 3.25% as compared to 3.40% when comparing the three months ended March 31, 2014 and 2013, respectively. Net interest margin decreased 17 basis points to 3.32% for the three months ended March 31, 2014 as compared to 3.49% for the three months ended March 31, 2013. In the continuing low interest rate environment, the average rates on our interest earning assets has decreased more than the rates paid on our interest bearing-liabilities. This has been partially offset by growth in interest earning asset balances.
•	The provision for loan losses amounted to $1.1 million and $1.3 million for the nine months ended March 31, 2014 and 2013, respectively, and was $288,000 and $331,000 for the three months ended March 31, 2014 and 2013, respectively. The level of allowance for loan losses to total loans receivable decreased to 1.84% as of March 31, 2014 as compared to 1.94% as of June 30, 2013.
•	Net charge-offs amounted to $808,000 and $571,000 for the nine months ended March 31, 2014 and 2013, respectively, an increase of $237,000. Net charge-offs amounted to $118,000 and $173,000 for the three months ended March 31, 2014 and 2013, respectively, a decrease of $55,000.
•	Nonperforming loans amounted to $6.1 million and $6.9 million at March 31, 2014 and June 30, 2013, respectively. Nonperforming loans remain high compared to our historical levels as a result of adverse changes in the economy and local unemployment, which have been compounded by the extended length of time required to complete foreclosures in New York State.
•	Noninterest income increased $198,000, or 5.3%, to $3.9 million for the nine months ended March 31, 2014 as compared to $3.7 million for the nine months ended March 31, 2013. Noninterest income increased $107,000, or 9.4%, for the three months ended March 31, 2014 as compared to March 31, 2013 and totaled $1.2 million and $1.1 million, respectively. These increases were primarily due to an increase in debit card fees resulting from continued growth in the number of checking accounts with debit cards, and income generated through investment services.
•	Noninterest expense increased $473,000, or 4.2%, when comparing the nine months ended March 31, 2014 and 2013 and totaled $11.8 million and $11.4 million, respectively. The increase was primarily due to an increase in salaries and employee benefits of $512,000 resulting from expenses recognized for the Company’s phantom stock option plan as well as various other employee benefits. The increase was also due to a $139,000 increase in legal and professional fees resulting from an increase in consulting services utilized during the nine months ended March 31, 2014. This increase was partially offset by a $166,000 decrease in service and data processing fees due to lower debit card processing fees resulting from the renegotiation of the contract between the Company and its vendor which provided for reduced fees during the nine months ended March 31, 2014. It is expected that these fees will increase in subsequent periods as these incentives have expired. Noninterest expense increased $329,000, or 8.3%, when comparing the three months ended March 31, 2014 and 2013 and total $4.3 million and $3.9 million, respectively. Similar to results for the nine months ended March 31, 2014, salaries and employee benefits increased $328,000 and legal and professional fees increased $25,000 and service and data processing fees decreased $11,000 when comparing the three months ended March 31, 2014 and 2013. Also, occupancy expense increased $37,000 and equipment and furniture expense decreased $47,000 when comparing the three months ended March 31, 2014 and 2013. These fluctuations were the result of higher real estate taxes paid and lower depreciation expense as older fixed assets have become fully depreciated.

•	Total assets of the Company were $700.5 million at March 31, 2014 as compared to $633.6 million at June 30, 2013, an increase of $66.9 million, or 10.6%.
•	Securities available for sale and held to maturity amounted to $228.4 million, or 32.6% of assets, at March 31, 2014 as compared to $246.2 million, or 38.9% of assets, at June 30, 2013, a decrease of $17.8 million, or 7.2%.
•	Net loans receivable increased $33.1 million, or 9.2%, to $392.5 million at March 31, 2014 from $359.4 million at June 30, 2013. The loan growth experienced during the nine months consisted primarily of $16.5 million in nonresidential real estate loans, $13.8 million in residential mortgage loans, and $4.6 million in commercial loans, and was partially offset by a $1.4 million decrease in multi-family mortgage loans and a $468,000 decrease in construction loans.
•	Total deposits increased $62.8 million, or 11.2%, to $621.2 million at March 31, 2014 from $558.4 million at June 30, 2013. The growth in deposits was primarily in checking and money market products. Noninterest bearing deposits increased $4.2 million, or 7.3%, NOW deposits increased $45.1 million, or 22.7%, and money market deposits increased $15.2 million, or 17.7%, when comparing March 31, 2014 and June 30, 2013, resulting from an increase in municipal deposits of $47.3 million.
•	The Company had no short term borrowings, and $14.5 million of long-term borrowings, with the Federal Home Loan Bank at March 31, 2014 compared to $10.6 million of short term borrowings and $4.0 million of long-term borrowings at June 30, 2013.
•	Total shareholders’ equity increased $3.7 million to $59.8 million, or 8.5% of total assets, at March 31, 2014, from total equity of $56.1 million, or 8.9% of total assets, at June 30, 2013. This change reflects net income of $5.0 million which was partially offset by dividends declared and paid of $1.0 million, and a $485,000 increase in accumulated other comprehensive loss associated with available for sale securities. Other changes in equity which included a $199,000 increase were the result of options exercised through the Company’s 2008 Stock Option Plan.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, headquartered in Catskill, New York.  Our primary market area is the Hudson Valley Region of New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	At or for the Nine		At or for the Three
	Months Ended March 31,		Months Ended March 31,
	2014	2013	2014	2013
Dollars In thousands, except share and per share data
Interest income	$17,731	$18,223	$5,954	$5,985
Interest expense	1,760	2,157	600	681
Net interest income	15,971	16,066	5,354	5,304
Provision for loan losses	1,109	1,316	288	331
Noninterest income	3,914	3,716	1,248	1,141
Noninterest expense	11,838	11,365	4,275	3,946
Income before taxes	6,938	7,101	2,039	2,168
Tax provision	1,963	2,131	543	631
Net Income	$4,975	$4,970	$1,496	$1,537

Basic EPS	$1.18	$1.19	$0.36	$0.37
Weighted average shares outstanding	4,203,350	4,185,707	4,211,531	4,187,671

Diluted EPS	$1.17	$1.18	$0.35	$0.36
Weighted average diluted shares outstanding	4,239,657	4,224,814	4,243,398	4,227,166

Dividends declared per share [3]	$0.525	$0.525	$0.175	$0.175

Selected Financial Ratios
Return on average assets[1]	1.02%	1.08%	0.90%	0.98%
Return on average equity[1]	11.50%	12.23%	10.13%	11.14%
Net interest rate spread[1]	3.31%	3.52%	3.25%	3.40%
Net interest margin[1]	3.38%	3.61%	3.32%	3.49%
Efficiency ratio[2]	59.53%	57.45%	64.75%	61.23%
Non-performing assets to total assets	0.97%	1.15%
Non-performing loans to net loans	1.55%	2.01%
Allowance for loan losses to non-performing loans	120.74%	98.31%
Allowance for loan losses to total loans	1.84%	1.94%
Shareholders’ equity to total assets	8.54%	8.59%
Dividend payout ratio[3]	44.49%	44.12%
Book value per share	$14.19	$13.32

1 Ratios are annualized when necessary
2 Noninterest expense divided by the sum of net interest income and noninterest income.
3 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the owner of 54.8% of the Company’s shares outstanding.  The MHC waived its right to receive dividends declared during the nine months ended March 31, 2014 and the three months ended March 31, 2013, but did not waive its right to receive dividends declared during the six months ended December 31, 2012.

	As of March 31, 2014	As of June 30, 2013
(Dollars In thousands)
Assets
Total cash and cash equivalents	$55,599	$6,222
Long term certificate of deposit	250	250
Securities- available for sale, at fair value	51,280	69,644
Securities- held to maturity, at amortized cost	177,089	176,519
Federal Home Loan Bank stock, at cost	1,383	1,388

Gross loans receivable	399,007	365,839
Less: Allowance for loan losses	(7,341)	(7,040)
Unearned origination fees and costs, net	814	627
Net loans receivable	392,480	359,426

Premises and equipment	14,246	14,349
Accrued interest receivable	2,967	2,663
Foreclosed real estate	716	296
Prepaid expenses and other assets	4,463	2,848
Total assets	$700,473	$633,605

Liabilities and shareholders’ equity
Noninterest bearing deposits	$62,124	$57,926
Interest bearing deposits	559,114	500,513
Total deposits	621,238	558,439

Borrowings from FHLB, short term	-	10,600
Borrowings from FHLB, long term	14,500	4,000
Accrued expenses and other liabilities	4,939	4,458
Total liabilities	640,677	577,497
Total shareholders’ equity	59,796	56,108
Total liabilities and shareholders’ equity	$700,473	$633,605
Common shares outstanding	4,213,757	4,192,654
Treasury shares	91,913	113,016